Mail Stop 4561
      December 7, 2005

Mr. Dana L. Dabney
Chief Financial Officer
Circle Group Holdings, Inc.
1011 Campus Drive
Mundelein, Ill 60060

	Re:	Circle Group Holdings, Inc.
		Form 10-KSB for Fiscal Year Ended December 31, 2004 Form 10-QSB for Fiscal Quarter Ended March 31, 2005 File No. 1-32134

Dear Mr. Dabney:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


      							Sincerely,


      							Cicely D. Luckey
Accounting Branch Chief



Mr. Dana L. Dabney
Circle Group Holdings, Inc.
October 11, 2005
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